Exhibit 99.1

May 20, 2011 For Immediate Release Jonathan Peisner Vice President and Treasurer (317) 249-4390 jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Completes $1.95 Billion Debt Refinancing

Carmel, IN—KAR Auction Services, Inc. (NYSE:KAR) announced today that it has entered into a $1.7 billion, six-year senior secured term loan facility and a $250 million, five-year senior secured revolving credit facility with a syndicate of lenders. In addition to replacing the company’s prior senior secured credit facility, proceeds from the refinancing will be used to redeem the company’s existing $450 million 8 3/4% Senior Notes and $131.1 million 10% Senior Subordinated Notes.

Term loan borrowings will bear interest at an adjusted LIBOR rate plus 3.75% (with an adjusted LIBOR rate floor of 1.25% per annum) and revolving loan borrowings at an adjusted LIBOR rate plus 3.50%; however, for specified types of borrowings, the company may elect to make term loan borrowings at a base rate plus 2.75% and revolving loan borrowings at a base rate plus 2.50%. In addition, if the company reduces its consolidated senior secured leverage ratio, which is based on a net debt calculation, to levels specified in the credit agreement, the applicable interest rate will step down by 25 basis points. As of the date of this press release, the company had not drawn any amounts under the revolving credit facility.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings. The company does not undertake any obligation to update any forward-looking statements.

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About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

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